EXHIBIT 99.1

For release July 14, 2004, at 4:01 p.m. Eastern

Planar’s quarterly results show vitality

in medical and commercial business segments

BEAVERTON, Ore. – July 14, 2004 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, recorded sales of $66.7 million in the quarter ended June 25, 2004, up 6 percent versus the year-ago quarter and up 14 percent sequentially. Net income was $2.7 million or $0.18 per share, down from $0.30 per diluted share last year but up from $0.05 per share last quarter. Third quarter net income benefited by the equivalent of $0.01 per diluted share from a change in the estimate of the company’s expected tax rate for fiscal 2004.

“Our growth strategies produced renewed vitality in the third quarter,” said Balaji Krishnamurthy, chairman, president and CEO. “Especially noteworthy are the results from our medical business unit, which appears to be gaining market share and improving its position as this market continues to grow.”

Gross profit for the quarter was 23.0 percent of sales, down from 31.8 percent in last year’s third quarter but up slightly from 22.7 percent recorded last quarter. Gross margin was impacted by the increased portion of sales in the lower-margin commercial segment. Quarterly operating profit during the quarter was 5.6 percent of sales, down from 11.1 percent a year ago but up from 2.6 percent last quarter.

Sales in the company’s medical segment were $20.2 million, down 5 percent from last year’s third quarter but up 7 percent sequentially. Planar initiated a major strategic offensive in February 2004, intended to address a rapidly shifting market environment in the digital imaging sector with more competitive pricing and broader distribution.

“While subsequent quarters will more fully bear out the financial impacts of our strategic initiatives in digital imaging products, it’s clear the market was ready for this bold move, our strategy is on target and our products are regaining share,” said Krishnamurthy. “Additional activity has included a CRT-replacement campaign, industry-first approval by the FDA for our flat panels in mammography applications, and roll-out of software and services offerings for healthcare customers, all reflecting our leadership and commitment to this market.”

Planar’s commercial segment recorded sales in the quarter of $33.4 million, up 31 percent over last year’s third quarter and up 27 percent from last quarter. Supply conditions improved substantially from the constraints that characterized the second quarter, and the Planar brand benefited from significant, positive exposure in national publications.

“Planar’s commercial business is a key element of the company’s growth strategy, and is expected to improve the company’s economic value over the long run. Our value proposition and brand continue to resonate with our channel partners and their customers, and our combined offering of medical and commercial products through some resellers reflects an important synergistic benefit and competitive advantage,” said Krishnamurthy.

Industrial segment sales in the quarter were $13.1 million, down about 19 percent compared to last year but down less than 3 percent sequentially. Declines in the company’s mature component products impacted the quarterly results as expected, while growth prospects are taking shape in the form of new, fully integrated systems designed for retail environments where customer interactor has yet to be enhanced by digital technology.

Planar’s third quarter sales outside the U.S. were 14 percent of the total, down from 20 percent last year and 18 percent last quarter. These overall declines are primarily due to the growth of the commercial business unit, which does not sell outside of North America. Opportunities for new business in Europe and China have been targeted and new investments are underway. Backlog moved up during the quarter primarily as a result of orders for mature products, but is expected to decline over the long run as an increasing portion of the company’s business operates on a ship-to-order basis.

The company’s cash position ended the quarter at $36.8 million, down $5.2 million versus the prior quarter primarily due to retirements of $9.4 million of long-term debt. Total debt and capital leases have been reduced to about $1.1 million. Planar’s cash generation from operations benefits from reliable profitability and capital expenditures below depreciation and amortization.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. The company’s current expectations for the quarter ending September 24, 2004 are as follows:

•	Sales of about $70 million, of which commercial segment sales are expected to be about $35 million, resulting in fiscal-year totals of about $260 million and about $125 million respectively

•	Gross margins of approximately 23 percent of sales

•	Operating income between 5 percent and 6 percent of sales

•	Effective tax rate of about 33 percent

•	Net income between $0.15 and $0.20 per diluted share, assuming average shares outstanding of about 15.0 million

•	Cash from operations (defined as net income, plus depreciation and amortization, less capital expenditures) between $3 million and $4 million

Results and operational highlights for the second quarter will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, July 14, 2004, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay through July 28, 2004. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. is one of the world’s most accomplished providers of flat-panel displays with more than 20-years expertise in flat-panel innovation. The company provides the most dependable display solutions for demanding applications in industrial, medical, commercial and consumer markets. Planar’s customers depend on its award-winning displays in mission-critical moments, from making split-second medical decisions to catching late-breaking headlines. Founded in 1983, Planar is a global company with headquarters in Oregon. For more information, please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Nine months ended
	June 25, 2004	June 27, 2003	June 25, 2004	June 27, 2003
Sales	$66,663	$62,870	$188,176	$179,717
Cost of sales	51,354	42,869	143,122	123,572

Gross profit	15,309	20,001	45,054	56,145

Operating expenses:
Research and development, net	2,535	3,048	7,812	8,511
Sales and marketing	4,505	4,863	13,229	14,685
General and administrative	3,881	4,399	11,601	13,460
Amortization of intangible assets	668	708	2,084	2,124

Total operating expenses	11,589	13,018	34,726	38,780

Income from operations	3,720	6,983	10,328	17,365

Non-operating income (expense):
Interest, net	(91)	(263)	(433)	(1,084)
Foreign exchange, net	112	(60)	109	(143)
Other, net	42	(4)	(308)	6

Net non-operating income (expense)	63	(327)	(632)	(1,221)

Income before income taxes	3,783	6,656	9,696	16,144
Provision for income taxes	1,130	2,263	3,200	5,490

Net income	$2,653	$4,393	$6,496	$10,654

Basic net income per share	$0.18	$0.31	$0.45	$0.76

Average shares outstanding - basic	14,636	14,053	14,582	13,927

Diluted net income per share	$0.18	$0.30	$0.44	$0.74

Average shares outstanding - diluted	14,785	14,524	14,871	14,451

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 25, 2004	Sept. 26, 2003
ASSETS

Current assets:
Cash and cash equivalents	$36,763	$37,424
Accounts receivable	30,500	37,148
Inventories	48,809	39,255
Other current assets	13,601	11,536

Total current assets	129,673	125,363

Property, plant and equipment, net	18,523	19,898
Goodwill	49,001	49,001
Intangible assets	8,463	10,547
Other assets	7,274	5,027

	$212,934	$209,836

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,618	$20,076
Accrued compensation	4,287	5,560
Current portion of long-term debt and capital leases	190	12,373
Deferred revenue	1,241	410
Other current liabilities	13,097	13,498

Total current liabilities	45,433	51,917

Long-term debt and capital leases, less current portion	896	3,217
Other long-term liabilities	4,626	3,863

Total liabilities	50,955	58,997

Shareholders’ equity:
Common stock	130,554	126,947
Retained earnings	37,004	30,621
Accumulated other comprehensive loss	(5,579)	(6,729)

Total shareholders’ equity	161,979	150,839

	$212,934	$209,836

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three months ended		Nine months ended
	June 25, 2004	June 27, 2003	June 25, 2004	June 27, 2003
Cash flows from operating activities:
Net income	$2,653	$4,393	$6,496	$10,654
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,254	2,071	6,700	7,623
Deferred taxes	—	1	—	(27)
(Increase) decrease in accounts receivable	2,583	(1,157)	6,678	457
(Increase) decrease in inventories	(3,861)	(480)	(9,673)	338
(Increase) decrease in other current assets	(49)	98	(2,298)	426
Increase in accounts payable	308	2,368	6,709	5,417
Increase (decrease) in accrued compensation	276	612	(1,218)	1,208
Increase (decrease) in deferred revenue	793	10	815	(279)
Increase in other current liabilities	1,208	2,350	589	3,688

Net cash provided by operating activities	6,165	10,266	14,798	29,505

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,593)	(985)	(4,601)	(1,838)
Increase in other long-term liabilities	—	(265)	—	(156)
(Increase) decrease in long-term assets	(24)	270	(128)	426

Net cash used in investing activities	(1,617)	(980)	(4,729)	(1,568)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(9,383)	(2,649)	(21,440)	(23,591)
Proceeds from long-term debt	—	—	6,936	—
Stock repurchase	—	—	(113)	(162)
Net proceeds from issuance of capital stock	414	1,558	3,607	3,652

Net cash used in financing activities	(8,969)	(1,091)	(11,010)	(20,101)

Effect of exchange rate changes	(760)	1,546	280	2,058

Net increase (decrease) in cash and cash equivalents	(5,181)	9,741	(661)	9,894

Cash and cash equivalents at beginning of period	41,944	37,604	37,424	37,451

Cash and cash equivalents at end of period	$36,763	$47,345	$36,763	$47,345